Exhibit (k)(14)

SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (this “Agreement”), dated as of August 6, 2018, is by and between TriplePoint Venture Growth BDC Corp., a Maryland corporation (the “Company”) and each of the parties listed on Schedule 1 hereto (each, a “Buyer” and, collectively, the “Buyers”).

W I T N E S S E T H:

WHEREAS, the Company, on the terms and subject to the conditions set forth herein, is issuing and selling to each Buyer the number of shares set forth on Schedule 1 hereto opposite such Buyer’s name (the “Shares”), in each case, of common stock, par value $0.01 per share (the “Common Stock”), of the Company, in each case, at a price of $13.66 per Share (the “Purchase Price”), for an aggregate purchase price as set forth in Schedule 1 hereto.; and

WHEREAS, on the date hereof, the Company is proposing to issue 6,000,000 shares of Common Stock in a registered underwritten offering (the “Public Offering”).

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1. Issuance, Sale and Purchase of Shares; Closing.

1.1 Issuance, Sale and Purchase of Shares. Subject to the terms and conditions of this Agreement, the Company shall issue and sell to each Buyer, and such Buyer shall purchase from the Company, its respective Shares for, and in consideration of delivery by each Buyer of, the Purchase Price for each such Share payable, in each case, on the closing date of the Public Offering (or such other date mutually agreed upon in writing by the Company and the Buyers) (the “Closing Date”) by wire transfer of immediately available funds to an account designated by the Company in accordance with the wire instructions set forth on Schedule 2 hereto.

1.2 Closing. The issuance of the Shares pursuant to this Agreement shall occur simultaneously with the delivery to the Company of the Purchase Price on the Closing Date (the “Transaction”) in accordance with the wire instructions set forth on Schedule 2 hereto.

SECTION 2. Representations and Warranties of the Buyers. Each Buyer, on behalf of itself and not on behalf of any other Buyer, as applicable, represents and warrants to the Company, as of the date hereof and on the Closing Date, as follows:

2.1 Authority. This Agreement, when executed and delivered by such Buyer and the Company, shall constitute a valid and legally binding obligation of such Buyer, enforceable against such Buyer in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and any other laws of general application affecting enforcement of creditors’ rights generally, (b) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, or (c) to the extent the indemnification provisions contained herein may be limited by federal or state securities laws.

2.2 Private Placement.

(a) Such Buyer understands that (i) the Shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or under any state securities laws, and are being, or will be, offered and sold in reliance under federal and state exemptions for transactions not involving a public offering, (2) no governmental entity has reviewed, or will review, or made, or will make, any finding or determination as to the fairness or merits or any recommendation or endorsement with respect to an investment in the Shares, (3) subject to the Lock-Up Period (as defined herein), the Shares may not be offered, sold or otherwise transferred by such Buyer except pursuant to an effective registration statement under the Securities Act or an applicable exemption from the registration requirements of the Securities Act, and (4) the following legend restricting the transferability and resale of the Shares will be placed on all documents evidencing the Shares:

THIS SECURITY WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, (THE “SECURITIES ACT”), AND THIS SECURITY MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. THE HOLDER OF THIS SECURITY AGREES FOR THE BENEFIT OF TRIPLEPOINT VENTURE GROWTH BDC CORP. (THE “CORPORATION”) THAT THIS SECURITY MAY BE OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (I) PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, INCLUDING RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE) OR (II) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, IN EACH OF CASE (I) AND (II) IN ACCORDANCE WITH ANY APPLICABLE FEDERAL SECURITIES LAWS AND THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES AND SUBJECT TO THE CORPORATION’S RIGHT PRIOR TO ANY SUCH TRANSFER PURSUANT TO CLAUSE (I) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO IT. IN ADDITION, THE HOLDER WILL NOTIFY ANY SUBSEQUENT PURCHASER OF THIS SECURITY FROM IT OF ANY APPLICABLE RESALE RESTRICTIONS REFERRED TO ABOVE.

(b) Such Buyer is an “accredited investor” as defined in Rule 501(a)(4), (5) or (6) of Regulation D of the Securities Act. Such Buyer is not subject to and is not aware of any facts that would cause such Buyer to be subject to any of the “Bad Actor” disqualifications as described in Rule 506(d)(1)(i) to (viii) under the Securities Act.

(c) The respective Shares purchased by such Buyer are being, or will be, acquired by such Buyer for such Buyer’s own account for investment purposes only and not with a view for resale or distribution. Such Buyer was offered its respective Shares through private negotiations and not through any general solicitation or general advertising.

(d) Such Buyer further understands that the exemption from registration afforded by Rule 144 promulgated under the Securities Act (the provisions of which are known to such Buyer) depends on the satisfaction of various conditions, and that, if applicable, Rule 144 may afford the basis for resales of the Shares acquired hereunder; provided, however, any resales under Rule 144 are subject to the Lock-Up Period.

(e) Such Buyer (a) either alone or together with its representatives has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of this investment and make an informed decision to so invest, and has so evaluated the risks and merits of such investment, (b) has the ability to bear the economic risks of this investment and can afford a complete loss of such investment, (c) understands the terms of and risks associated with the acquisition of its respective Shares, including, without limitation, a lack of liquidity, pricing availability and risks associated with the industry in which the Company operates, (d) has had the opportunity to review the Company’s Annual Report on Form 10-K for the Company for the fiscal year ended December 31, 2017, the Quarterly Report on Form 10-Q for the Company for the quarter ended March 31, 2018, the Quarterly Report on Form 10-Q for the Company for the quarter ended June 30, 2018 and such other disclosure regarding the Company, its business, its financial condition and its prospects as such Buyer has determined to be necessary in connection with the purchase of its respective Shares.

2.3 No Conflicts; Advice. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, does, or will, (a) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency, or court to which such Buyer is subject, or (b) conflict with, violate or constitute a default under any agreement, credit facility, debt or other instrument or understanding to which such Buyer is a party, except to the extent that such conflict, violation or default would not impair or delay the Buyer’s ability to consummate, or prohibit the Buyer from consummating, the transactions described in this Agreement. Such Buyer has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its purchase of its respective Shares.

2.4 No Consent. No authorization, approval or other action by, and no notice to or filing with, any governmental, regulatory or legal authority or any other person is required for the due execution, delivery and performance by such Buyer of this Agreement or the consummation of the transactions contemplated hereby (other than (x) such as has been obtained, given, effected or taken prior to the date hereof, (y) consents, authorizations, approvals or filings required to be obtained or made by, or notices given to, any regulatory authority having jurisdiction over the Company, as to which such Buyer makes no representations or warranties and (z) routine filings that are informational in nature and made in the ordinary course of business).

SECTION 3. Representations and Warranties of the Company. The Company represents and warrants to each Buyer, as applicable, as of the date hereof and on the Closing Date, as follows:

3.1 Authorization of Agreement. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland with full corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder, and the execution, delivery and performance by the Company of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate or similar action on the part of the Company. The Company meets all the requirements of Section 851 of the Internal Revenue Code of 1986, as amended (the “Code”), has filed Form 1120-RIC (U.S. Income Tax Return for Regulated Investment Companies) for each of its tax years beginning with the tax year ended on December 31, 2014 through and including the tax year ended on December 31, 2016, and qualifies as a “regulated investment company” (“RIC”) under Subchapter M of the Code, and has been qualified as a RIC at all times since its formation. This Agreement, when executed and delivered by the Company and each Buyer, shall constitute a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors’ rights generally, (b) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, or (c) to the extent the indemnification provisions contained herein may be limited by federal or state securities laws.

3.2 Authorization of the Shares. The Shares to be sold by the Company pursuant to this Agreement have been duly authorized for issuance and sale pursuant to this Agreement and, when issued and delivered by the Company against payment of the Purchase Price will be validly issued, fully paid and non-assessable; and the issuance and sale of the Shares to be sold by the Company pursuant to this Agreement are not subject to any preemptive rights, rights of first refusal or other similar rights of any security holder of the Company or any other person.

3.3 No Conflicts. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, does, or will, violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency, or court to which the Company is subject or any provision of its organizational documents or other similar governing instruments, or conflict with, violate or constitute a default under any agreement, credit facility, debt or other instrument or understanding to which the Company is a party.

3.4 No Consent. No authorization, approval or other action by, and no notice to or filing with, any governmental, regulatory or legal authority or any other person is required for the due execution, delivery and performance by the Company of this Agreement or the consummation of the transactions contemplated hereby (other than (x) such as has been obtained, given, effected or taken prior to the date hereof, (y) consents, authorizations, approvals or filings required to be obtained or made by, or notices given to, any regulatory authority having jurisdiction over each Buyer, as to which the Company makes no representations or warranties and (z) routine filings that are informational in nature and made in the ordinary course of business).

3.5 Compliance with RIC Requirements. The Company intends to direct the investment of the net proceeds of the Transaction and to continue to conduct its activities in such a manner as to continue to comply with the requirements for qualification and taxation as RIC under Subchapter M of Code. The Company has elected to be treated, and intends to qualify annually, as a RIC under Subchapter M of the Code commencing with its taxable year ended December 31, 2014.

3.6 1940 Act Notification. The Company has elected to be regulated as a BDC under the Investment Company Act of 1940, as amended (the “1940 Act”), and has filed with the Securities and Exchange Commission (the

“SEC”), pursuant to Section 54(a) of the 1940 Act, a duly completed and executed Form N-54A (the “1940 Act Notification”); the Company has not filed with the SEC any notice of withdrawal of the 1940 Act Notification pursuant to Section 54(c) of the 1940 Act; the 1940 Act Notification remains in full force and effect, and, to the Company’s knowledge, no order of suspension or revocation of such election under the 1940 Act has been issued or proceedings therefore initiated or threatened by the SEC. The operations of the Company are in compliance in all material respects with the applicable provisions of the 1940 Act and the 1940 Act Regulations.

3.7 Financial Statements. The financial statements of the Company included in its most recent quarterly report on Form 10-Q that was filed with the SEC (the “Form 10-Q”), together with the related schedules and notes, present fairly the financial position of the Company at the dates indicated and the results of operations, changes in net assets and cash flows of the Company and for the periods specified; and any such financial statements comply as to form with the applicable accounting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and have been prepared in conformity with generally accepted accounting principles in the United States applied on a consistent basis throughout the periods involved (except as otherwise noted therein); and the other financial information and data included in the Form 10-Q are accurately derived from such financial statements and the books and records of the Company, as applicable. All “non-GAAP financial measures” (as such term is defined in the rules and regulations of the SEC), if any, contained in the Form 10-Q comply with Item 10(e) of Regulation S-K of the SEC.

SECTION 4. Covenants.

4.1 Lock-Up. Notwithstanding anything to the contrary in this Agreement, each Buyer shall not, directly or indirectly, (i) sell, exchange, transfer, assign, pledge, hypothecate, grant any option to purchase or otherwise dispose of or agree to dispose of all or any portion of the Shares acquired by such Buyer in the Transaction (any other shares of the Common Stock that such Buyer previously acquired or may acquire in the future other than pursuant to this Agreement are not restricted by the provisions of this Section 4.1); (ii) establish or increase a put equivalent position or liquidate or decrease a call equivalent position with respect to any Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, or warrants or other rights to purchase Common Stock or (iii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, or warrants or other rights to purchase Common Stock, whether any such transaction is to be settled by delivery of Common Stock or such other securities, in cash or otherwise, in each case, for a period of six (6) months from the Closing Date (the “Lock-Up Period”), without the prior written consent of the Company’s Board of Directors. Each Buyer acknowledges that its respective Shares shall bear the following restrictive legend:

THE SHARES REPRESENTED HEREBY MAY NOT BE SOLD, EXCHANGED, TRANSFERRED ASSIGNED, PLEDGED, HYPOTHECATED OR IN ANY MANNER DISPOSED OF, EXCEPT IN COMPLIANCE WITH THE TERMS OF A LOCK-UP AGREEMENT BETWEEN THE COMPANY AND THE REGISTERED HOLDER OF THE SHARES (OR THE PREDECESSOR IN INTEREST TO THE SHARES). THE SECRETARY OF THE COMPANY WILL, UPON WRITTEN REQUEST, FURNISH A COPY OF SUCH AGREEMENT TO THE HOLDER HEREOF WITHOUT CHARGE.

4.2 Regulated Investment Company Status. The Company shall use best efforts to maintain its qualification as a RIC under Subchapter M of the Code for so long as the Company remains a BDC regulated under the 1940 Act.

4.3 Removal of Legends. If, after the expiration of the Lock-Up Period, each Buyer is not and has not been within the prior 90 days an affiliate of the Company within the meaning of the Securities Act and all applicable conditions of Rule 144 under the Securities Act have been met, the Company will arrange (at its expense) for the delivery of an opinion of counsel, in form and substance that is satisfactory to the transfer agent of the Common Stock, to assist in the removal of the restrictive legend from such Buyer’s respective portion of the Shares subject to delivery by such Buyer of a customary back-up certificate regarding compliance with Rule 144 under the Securities Act.

4.4 Prohibition on Insider Trading and Compliance With Regulation FD. Each Buyer agrees that it shall not (a) purchase or sell, directly or indirectly, any securities of the Company (other than the purchase of the

Shares in the Transaction as contemplated by this Agreement) while in possession of relevant material, nonpublic information relating to the Company or (b) communicate any material nonpublic information to any other person. Each Buyer also acknowledges that the provisions of Regulation FD under the Exchange Act requires the public announcement of previously disclosed non-public information if that information is disclosed to anyone who has not agreed to maintain the confidentiality of such information. Each Buyer agrees not to knowingly take any action that would require the Company to publicly disclose any information about or relating to any non-public information, and to take reasonable steps to ensure that none of its representatives take any such action.

4.5 Current Public Information. The Company shall file all reports required to be filed by it under the Exchange Act and shall take such further action as any Buyer may reasonably request, all to the extent required to enable such Buyer to sell Registrable Securities (as defined below) or Shelf Registrable Securities (as defined below) pursuant to Rule 144. Upon request, the Company shall deliver to any Buyer a written statement as to whether it has complied with such requirements.

4.6 BDC Status. During the Lock-Up Period, the Company shall use its best efforts to maintain its status as a BDC.

SECTION 5. Closing Conditions.

The Transaction is also subject to the conditions that on the Closing Date:

(a)	the Public Offering shall have closed;

(b)	no suspension of the qualification of the Common Stock for offering or sale or trading by the SEC, or initiation or threatening of any proceedings for any of such purposes, shall have occurred;

(c)

all representations and warranties of the Company and each Buyer in this Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality, which representations and warranties shall be true in all respects) at and as of the Closing Date, and consummation of the Transaction shall constitute a reaffirmation by each of the Company and each Buyer of each of the representations, warranties and agreements of each such party contained in this Agreement as of the Closing Date;

(d)

no applicable governmental authority shall have enacted, issued, promulgated, enforced or entered any judgment, order, law, rule or regulation (whether temporary, preliminary or permanent) which is then in effect and has the effect of making consummation of the Transaction contemplated hereby illegal or otherwise restraining or prohibiting consummation of the Transaction contemplated hereby, and no governmental authority shall have instituted or threatened in writing a proceeding seeking to impose any such restraint or prohibition;

(e)	the Company’s 1940 Act Notification, as the same may be amended from time to time, remains in full force and effect.

SECTION 6. Publicity. Any press releases, other public statements or disclosures regarding the subject matter of this Agreement, the Transaction or the other transactions contemplated therein shall be subject to the express prior written consent of each of the parties hereto after each party has been provided with a reasonable opportunity to review and comment any such press releases, other public statements or disclosures; provided, however, that any press release, other public statement or disclosure shall be permitted without each parties’ consent to the extent that it does not contain information beyond that included in a prior press release, other public statement or disclosure approved in writing by each party. Notwithstanding the foregoing any public statement or disclosure that is required by applicable law including the rules of the SEC or any securities exchange, as reasonably advised by the disclosing party’s counsel, may be made without the prior written consent of each other party, provided, however, that the non-disclosing party is provided with reasonably advance notice of such disclosure and drafts of the proposed public statement or disclosure.

SECTION 7. Indemnification and Contribution. The Company shall indemnify, defend and hold harmless each Buyer (and its respective affiliates, directors, officers, employees, successors and assigns) from and against any and all losses, claims, damages, liabilities and expenses based upon, arising out of or otherwise in respect of the Transaction relating to any material inaccuracy in, or any material breach of, the representations or warranties of the Company and the covenants or agreements made by the Company in this Agreement. Each Buyer, severally and not joint, shall indemnify, defend and hold harmless the Company (and its affiliates, directors, officers, employees, successors and assigns) from and against any and all losses, claims, damages, liabilities and expenses based upon, arising out of or otherwise in respect of the Transaction relating to any material inaccuracy in, or any material breach of, the representations or warranties of such Buyer and the covenants or agreements made by such Buyer in this Agreement.

SECTION 8. Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon delivery, when delivered personally or by overnight courier or sent by facsimile (upon confirmation of receipt), or 72 hours after being deposited in the U.S. mail, as certified or registered mail, with postage prepaid, addressed to the party to be notified at such address as that party may specify by notice to the other party.

SECTION 9. Successors and Assigns. This Agreement shall be binding on, and inure to the benefit of, the parties hereto and their respective successors, heirs, personal representatives and permitted assigns.

SECTION 10. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

SECTION 11. Severability. If any provision of this Agreement is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired hereby and the parties will attempt to agree upon a valid and enforceable provision that is a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Agreement.

SECTION 12. Entire Agreement. This Agreement represents the understanding of the parties hereto with respect to the matters contemplated hereby, and there are no written or oral representations, warranties, understandings or agreements with respect hereto except as expressly set forth herein.

SECTION 13. Amendments; Waivers. No provision of this Agreement may be waived or amended except in a written instrument signed, in the case of an amendment, by each party or, in the case of a waiver, by the party against whom enforcement of any such waiver is sought.

SECTION 14. Further Assurances. Each Buyer and the Company hereby agrees and provides further assurances that it will, in the future, execute and deliver any and all further agreements, certificates, instruments and documents and do and perform or cause to be done and performed, all acts and things as may be necessary or appropriate to carry out the intent and accomplish the purposes of this Agreement.

SECTION 15. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. Each of the parties hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

SECTION 16. Electronic Delivery. This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent executed and delivered by means of a photographic, photostatic, facsimile or similar reproduction of such signed writing using a facsimile machine or electronic mail shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or electronic mail to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or electronic mail as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

SECTION 17. MUTUAL WAIVER OF JURY TRIAL. THE COMPANY AND EACH BUYER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 18. CONSENT TO JURISDICTION. THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF ANY COURT OF THE STATE OF NEW YORK OVER ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE AFFAIRS OF THE COMPANY. TO THE FULLEST EXTENT THEY MAY EFFECTIVELY DO SO UNDER APPLICABLE LAW, THE PARTIES HERETO IRREVOCABLY WAIVE AND AGREE NOT TO ASSERT, BY WAY OF MOTION, AS A DEFENSE OR OTHERWISE, ANY CLAIM THAT THEY ARE NOT SUBJECT TO THE JURISDICTION OF ANY SUCH COURT, ANY OBJECTION THAT THEY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT AND ANY CLAIM THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

SECTION 19. No Inconsistent Agreements. The Company shall not hereafter enter into any agreement with respect to its securities which is inconsistent with or violates the rights granted to any Buyer in this Agreement.

SECTION 20. Obligations of Buyers. All of the representations, warranties, covenants and agreements of the Buyers hereunder are several and not joint and relate solely to the proportion of the Shares to be purchased by each Buyer and no Buyer shall be liable for any breach of any representations, warranties, covenants or agreements by any other Buyer. Nothing contained in this Agreement shall be construed to create as among the Buyers an association, trust, partnership, joint venture, association taxable as a corporation or other entity for the conduct of any business for profit, or impose a trust or partnership duty, obligation or liability on, or with regard to any Buyer, nor shall any Buyer have the right or authority to assume, create or incur any liability or obligation, express or implied, against, in the name of, or on behalf of any such other Buyer without the prior written consent of such other Buyer.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above-written.

COMPANY:

TRIPLEPOINT VENTURE GROWTH BDC CORP.

By:	/s/ Sajal Srivastava

Name:	Sajal Srivastava

Title:	President

BUYERS:

NorthStar Real Estate Capital Income Master Fund

By:	/s/ Frank V. Saracino

Name:	Frank V. Saracino

Title:	Chief Financial Officer

Colony Capital Focus Fund, LP

By: Colony Capital Focus Fund GP, LLC

By:	/s/ Mark M. Hedstrom

Name:	Mark M. Hedstrom

Title:	Vice President